Exhibit 99.1

    CIMAREX ENERGY CO. REPORTS FOURTH-QUARTER 2004 PRODUCTION VOLUMES AND
                SCHEDULES EARNINGS RELEASE AND CONFERENCE CALL

    DENVER, Feb. 9 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported that fourth-quarter 2004 oil and gas production volumes increased by 24 percent over the same period a year earlier to 231 million cubic feet equivalent per day. Gas production rose 29 percent to 186.7 million cubic feet per day and oil volumes increased seven percent to 7,428 barrels per day.

    For the full year 2004, aggregate output increased by 21 percent to 217 million cubic feet equivalent per day, comprised of 173.8 million cubic feet of gas and 7,215 barrels of oil.

    The increase in 2004 oil and gas sales volumes stems from internally-generated drilling activity in the company's Mid-Continent, Permian Basin and Gulf Coast areas of operation.

    Cimarex will host its fourth-quarter 2004 earnings conference call and web cast on Wednesday, February 16, 2005, at 11 a.m. Mountain Time. Financial results will be released prior to the call.

    To access the live, interactive conference call, please dial 800-938-0653 ten minutes before the scheduled start time. The listen-only web cast of the call will be accessible via www.cimarex.com.

    On January 26, 2005, Cimarex and Magnum Hunter Resources, Inc. (NYSE: MHR) jointly announced that their boards of directors had approved an agreement and plan of merger that provides for the acquisition by Cimarex of Magnum Hunter.

    About Cimarex Energy
    Cimarex Energy Co., headquartered in Denver, CO, is an independent oil and gas exploration and production company with operations focused in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S. Its principal regional operations offices are located in Tulsa, New Orleans and Houston.

    About Magnum Hunter Resources, Inc.
    Magnum Hunter Resources, Inc., located in Irving, TX, is an independent oil and gas exploration and production company engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners. Its operations are concentrated in the Permian Basin of West Texas and New Mexico, the Gulf of Mexico and in the Mid-Continent and Gulf Coast areas of the U.S.

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    This communication may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Cimarex Energy Co. and Magnum Hunter Resources, Inc. current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the acquisition; 2) the possibility that problems may arise in successfully integrating the businesses of the two companies; 3) the possibility that the acquisition may involve unexpected costs; 4) the possibility that the combined company may be unable to achieve cost-cutting synergies; 5) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 6) the possibility that the industry may be subject to future regulatory or legislative actions; 7) the volatility in commodity prices for oil and gas; 8) the presence or recoverability of estimated reserves; 9) the ability to replace reserves; 10) environmental risks; 11) drilling and operating risks;
12) exploration and development risks; 13) competition; 14) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex and Magnum Hunter. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex and Magnum Hunter. Cimarex and Magnum Hunter assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

    Additional Information About the Acquisition and Where to Find It:
    In connection with the proposed acquisition, Cimarex and Magnum Hunter will file relevant materials with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Cimarex and Magnum Hunter are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Cimarex, Magnum Hunter and the merger. Investors and security holders may obtain these documents (and any other documents filed by Cimarex and Magnum Hunter with the SEC) free of charge at the SEC's website at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge (i) at www.cimarex.com or www.magnumhunter.com or (ii) by directing a request to Mary Kay Rohrer, Assistant Corporate Secretary, Cimarex Energy Co., phone: 303-295- 3995, fax:
303-295-3494; or Morgan F. Johnston, Corporate Secretary, Magnum Hunter Resources, Inc., phone: 972-401-0752, fax: 972-443-6487. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

    Cimarex, Magnum Hunter and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Cimarex and Magnum Hunter in favor of the merger. Information about the executive officers and directors of Cimarex and their ownership of Cimarex common stock is set forth in the proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC in April 2004. Information about the executive officers and directors of Magnum Hunter and their ownership of Magnum Hunter common stock is set forth in the proxy statement for their 2004 Annual Meeting of Stockholders, which was filed with the SEC in August 2004.

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Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cimarex, Magnum Hunter and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus when it becomes available.

SOURCE  Cimarex Energy Co.
    -0-                             02/09/2005
    /CONTACT: Paul Korus, Vice President & CFO of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.magnumhunter.com /
    /Web site:  http://www.cimarex.com /